Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2021, with respect to the consolidated financial statements and internal control over financial reporting incorporated by reference in the Annual Report of ACRES Commercial Realty Corp. and subsidiaries on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of ACRES Commercial Realty Corp. on Forms S-8 (File No. 333-151622, effective June 12, 2008, File No. 333-176448, effective August 24, 2011, File No. 333-200133, effective November 12, 2014 and File No. 333-232371, effective June 26, 2019).

/s/ GRANT THORNTON LLP

Philadelphia, PA

March 11, 2021